Exhibit 99.1

NEWS RELEASE

GRAY TO ACQUIRE SCHURZ COMMUNICATIONS, INC.’S

TELEVISION AND RADIO STATIONS FOR $442.5 MILLION

Gray to Host Investor Call on September 15, 2015

Atlanta, GA – September 14, 2015. . . Gray Television, Inc. (“Gray” or “we” or “our”) (NYSE: GTN and GTN.A) announced today that it has reached an agreement to acquire all of the television and radio stations of Schurz Communications, Inc. (“Schurz”) for approximately $442.5 million including working capital at closing. Gray will host an investor call beginning at 9:00 a.m. Eastern on Tuesday, September 15th, to discuss this transaction further.

The transaction announced today demonstrates Gray’s commitment to acquire high-quality stations in attractive markets and will increase Gray’s scale, the quality of its portfolio, and its exposure to politically competitive markets. In particular, the addition of the Schurz stations will:

●	Expand Gray’s operations to a total of 49 television markets and 28 states;

●	Provide Gray with the top-rated and highest grossing television stations in five additional markets; and

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Improve the overall quality of Gray’s portfolio of stations through continued diversification and by increasing the total count of number-one ranked television stations to 39 and the total count of number-one or number-two ranked television station operations to 48 out of our soon-to-be 49 television markets.

On a “pro forma” basis (that is, including the financial results of all Schurz stations plus the financial results of all transactions previously completed and/or announced by Gray as if they had been completed on January 1, 2014, including anticipated synergies), Gray’s 2014 operating metrics would have improved as follows:

●	Pro forma 2014 total net revenue would have increased to approximately $774 million;

●	Pro forma 2014 net political revenue would have increased to approximately $120 million, which equals $11.40 per pro forma television household in Gray’s 49 television markets; and

●	Pro forma 2014 broadcast cash flow would have increased to approximately $348 million.

“Today is a momentous day in Gray’s 118-year history,” said Hilton H. Howell, Jr., Gray’s President and CEO. “Through the Schurz transaction, we will significantly expand the quality of our portfolio of leading television stations. We welcome more dedicated reporters, account executives, and technologists to our growing family. Quite simply, Gray’s existing stations will make the Schurz stations stronger, while the Schurz stations will make our existing stations better.”

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“In a rapidly consolidating industry where size and scale matter more than ever before, we have come to the realization that Gray Television would be the best steward to ensure our stations succeed over the long-term,” explained Todd Schurz, President and CEO of Schurz.  “Gray knows how to operate top stations in small and medium-sized markets, and they have an entrepreneurial and decentralized culture,” he continued.  “Moreover, Gray shares our commitment to local communities, staffs, journalistic ideals, and the broadcasting industry.  Being part of a larger company with these important credentials will create more opportunities for employees and the communities that we all love.”

Schurz and Its Broadcast Stations:

Schurz is a diversified and privately-owned communications company based in Mishawaka, Indiana, that owns television stations, radio stations, daily and weekly newspapers, cable companies and a telephone directory in medium and small sized markets throughout the U.S.  The company began in 1872 when Alfred B. Miller and Elmer Crockett founded the South Bend Tribune, and their descendants still own the firm today.  Schurz emerged as a broadcast pioneer in 1922 with the launching of WGAZ radio (now WSBT) in South Bend.  Gray will not acquire any non-broadcast assets or businesses from Schurz.

In particular, the transaction announced today covers the following television and radio stations and operating agreements:

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In the Wichita, Kansas, market (DMA 65), Schurz owns KWCH-TV and three satellite stations that serve as the market’s CBS affiliate. KWCH-TV is the top-ranked and highest grossing station in the market. Schurz also owns KSCW-TV, the market’s CW affiliate, and it provides sales and other services to Entravision’s KDCU-TV, the market’s Univision affiliate. Gray already owns KAKE-TV and two satellite stations, which serve as the Wichita market’s ABC affiliates. To facilitate regulatory approval, and prior to the Gray/Schurz closing, Gray will sell KAKE-TV and its assets to another broadcaster. After such sale, KAKE-TV will be owned and operated completely independently from Gray.

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In the Roanoke-Lynchburg, Virginia, market (DMA 69), Schurz owns WDBJ-TV, the market’s CBS affiliate, and the number-one ranked and highest grossing station in the market. Through the acquisition of WDBJ-TV, the transaction will add a third Virginia market to Gray’s portfolio.

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In the Springfield, Missouri, market (DMA 75), Schurz owns KYTV (known locally as KY3), the market’s NBC affiliate, and KCZ, the market’s CW affiliate. KY3 is the number-one ranked and highest grossing station in the market. Schurz provides sales and other services to Perkin Media’s KSPR-TV, the market’s ABC affiliate. Springfield will be Gray’s first television market in Missouri.

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In the South Bend, Indiana, market (DMA 96), Schurz owns WSBT-TV, the market’s CBS affiliate and the number-one ranked and highest grossing station in the market. Because Gray also owns NBC affiliate WNDU-TV in South Bend, Gray will seek another experienced television broadcaster to acquire WSBT-TV. After the closing, WSBT-TV will be owned and operated completely independently from Gray and WNDU-TV.

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In the Augusta, Georgia, market (DMA 112), Schurz owns WAGT-TV, the market’s NBC and CW affiliate. Gray owns WRDW-TV, the market’s CBS affiliate. Over time, Gray expects to consolidate WAGT-TV’s operations with Gray’s existing operations in this market. Gray anticipates that the FCC license for WAGT-TV will be offered in the upcoming FCC spectrum auction, with the proceeds from such auction, if any, payable to Gray.

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In the Anchorage, Alaska, market (DMA 148), Schurz owns KTUU-TV, the market’s NBC affiliate. KTUU-TV is the number-one ranked and highest grossing station in the market – as well as the most-watched and highest grossing station in the state of Alaska. It will become Gray’s first television station in Alaska.

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In the Rapid City, South Dakota, market (171), Schurz owns KOTA-TV and three satellite stations, which serve as the market’s ABC affiliate. KOTA-TV is the number one ranked and highest grossing station in the market. Gray anticipates combining KOTA-TV’s operations with those of Gray’s KEVN-TV, the market’s FOX affiliate.

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Radio Stations: Schurz owns the top-ranked group of radio stations in South Bend, Indiana; Lafayette, Indiana; and Rapid City, South Dakota. Like Schurz, Gray owns television stations in two of these three markets. The radio stations would have contributed less than one percent of Gray’s total broadcast cash flow in 2014 on a pro forma basis (as defined above).

Gray’s divestitures of KAKE-TV in Wichita and WSBT-TV in South Bend will take the form of cash sales, swaps involving comparable high-quality television stations, or a combination of cash and swaps. We will begin the process of securing these divestitures immediately to minimize potential delays in the receipt of regulatory approvals for the Schurz transaction.

Strategic Comments:

Gray expects that the Schurz transaction will be immediately accretive to Gray’s free cash flow. Including expected synergies, the transaction purchase price represents a multiple of approximately 7.1 times a blended average of the stations’ 2015-2016 pro forma broadcast cash flow. Gray expects to close these transactions following receipt of regulatory and other approvals in the fourth quarter of 2015 or the first quarter of 2016.

Strategically, the Schurz transaction and the recently announced acquisition of ABC affiliate KCRG-TV in Cedar Rapids, Iowa, reinforce Gray’s transformative growth strategy of acquiring high-quality assets in attractive markets. Upon completing all announced transactions, Gray will have grown from 30 markets in mid-2013 to 49 markets.

We are very pleased with our successful transformation into a robust and leading broadcaster over the past several years. Nevertheless, we plan to direct our human and capital resources for the near term toward a full and successful integration of the new stations into our existing family of stations and the achievement of our anticipated expense savings from operational synergies.

Gray plans to finance the transaction with cash on hand and additional borrowings. Expected strong free cash flow generation through the closing of all announced transactions and throughout 2016 should continue Gray’s recent success in achieving considerable de-levering of its capital structure. We currently expect that upon the closing of this transaction our total leverage ratio, net of cash, will approximate 5.5 times on a trailing eight-quarter basis.

Conference Call Information:

Gray will host a conference call on Tuesday, September 15, 2015. The call will begin at 9:00 a.m. Eastern Time. The live dial-in number is 1-800-227-9428 and the confirmation code is 988115. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112 Confirmation Code: 988115 until October 14, 2015.

Advisers:

Wells Fargo Securities, LLC served as financial advisor and Cooley LLP served as primary legal counsel for Gray. RBC Capital Markets served as financial advisor to Schurz. Barnes & Thornburg LLP and the Law Offices of Jack N. Goodman served as legal counsel for Schurz.

About Gray Television:

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. Upon the consummation of all announced transactions (including announced divestitures), we will own and/or operate television stations in 49 television markets that broadcast nearly 200 program streams including 35 channels affiliated with the CBS Network, 25 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 13 channels affiliated with the FOX Network. We will then own the number-one ranked television station in 39 of those 49 markets and the number-one or number-two ranked television station operations in 48 of those 49 markets. At that time, our stations will reach approximately 9.3 percent of total United States television households. We also are acquiring the leading radio station groups in three markets.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Senior Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Senior Vice President, Business Affairs, 404-266-8333

Schurz Contacts:

www.schurz.com

Todd Schurz, President and CEO, 574-247-7220

Marci Burdick, Senior Vice President of Electronic Media, 574-247-7224

Gary Hoipkemier, Senior Vice President and CFO, 574-247-7221

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements may be identified by words such as “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to maintain relationships with cable operators, satellite providers and other key commercial partners of any acquired business, the ability to retain key employees of any acquired business, the ability to successfully integrate the acquired business into its operations, and the ability to realize the expected benefits and synergies from the acquisition, including the expected accretion in earnings. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” financial statements, and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.Gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media, whether as a result of new information, future events or otherwise.

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